Evolus, Inc. Announces Pricing of Public Offering of Common Stock

Irvine, Calif., July 18, 2018 - Evolus, Inc. (Nasdaq: EOLS) (“Evolus”) announced today the pricing of its public offering of 4,000,000 shares of common stock at a public offering price of $20.00 per share, before underwriting discounts and commissions. The offering consists of 3,000,000 shares offered by Evolus and 1,000,000 shares offered by a selling stockholder of Evolus, resulting in aggregate net proceeds of approximately $56.4 million to Evolus and approximately $18.8 million to the selling stockholder, after deducting underwriting discounts and commissions and before offering expenses. Evolus will not receive any proceeds from the sale of shares by the selling stockholder. In addition, for a period of 30 days, Evolus has granted the underwriters of the offering an option to purchase up to an additional 600,000 shares at the public offering price, less the underwriting discounts. The offering is expected to close on or about July 23, 2018, subject to satisfaction of customary closing conditions.

Cantor Fitzgerald & Co. and Mizuho Securities USA LLC are acting as joint book-running managers for the offering. SunTrust Robinson Humphrey, Inc. and JMP Securities LLC are acting as lead managers.

A registration statement on Form S-1, including a prospectus, relating to the offering has been filed with, and declared effective by, the U.S. Securities and Exchange Commission (the “SEC”) on July 18, 2018. The offering of these shares were made only by means of a prospectus. Copies of the prospectus may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Ave., 6th Floor, New York, New York 10022, or by e-mail at prospectus@cantor.com; or Mizuho Securities USA LLC, Attention: Equity Capital Markets, 320 Park Ave., New York, New York 10022, or by e-mail at US-ECM@us.mizuho-sc.com, or by telephone at (212) 205-7600.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of these securities under the securities laws of any such state or jurisdiction.

About Evolus

Evolus is a company dedicated to aesthetic medicine focused on providing physicians and their patients with expanded choices in aesthetic treatments and procedures. Evolus’ lead product candidate, DWP-450, also known by the chemical name prabotulinumtoxinA, is a 900 kDa purified botulinum toxin type A complex that is being evaluated for the treatment of moderate to severe glabellar lines.

Forward-Looking Statements

This press release contains certain forward-looking statements, including statements with regard to Evolus’ proposed public offering. Words such as “expects,” “anticipates” and “intends” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions and no assurance can be given that the proposed public offering discussed above will be completed on the terms described. Completion of the proposed public offering and the terms thereof are subject to numerous factors, many of which are beyond the control of Evolus, including, without limitation, failure of customary closing conditions and the risk factors and other matters set forth in the prospectus included in the registration statement in the form last filed with the SEC. Evolus undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Evolus Contacts:

Investor Contact:
Brian Johnston, The Ruth Group
Tel: +1 646-536-7028
Email: IR@Evolus.com